EXHIBIT 3.37

ARTICLES OF INCORPORATION

OF

CAPSTAN MINING COMPANY

We, the undersigned natural persons, each more than twenty-one years of age, acting as incorporators in order to organize and establish a corporation under and pursuant to the Colorado Corporation Code, hereby adopt the following Articles of Incorporation:

ARTICLE I

The name of the corporation is: CAPSTAN MINING COMPANY.

ARTICLE II

The period of duration of the corporation shall be perpetual.

ARTICLE III

The purposes for which the corporation is organized are as follows:

A. To acquire, lease, sell, explore, develop, mine, operate and otherwise deal with coal properties and to purchase, sell, use and otherwise dispose of production therefrom;

B. To purchase or otherwise acquire, and to own, hold, manage, manufacture, develop and sell, lease, encumber or otherwise dispose of and deal in personal property of every kind and description, tangible or intangible and including, but not limited to, stock, stock rights, options or warrants, debentures, bonds, and other obligations and securities of corporations or other entities, whether in connection with or incident or related to the foregoing purposes or otherwise;

C. To purchase or otherwise acquire, and to own, hold, manage, develop and sell, lease, encumber or otherwise dispose of and deal in real property, whether improved or unimproved, and any interest therein, of every kind and description, whether in connection with or incident or related to the foregoing purposes or otherwise;

D. To invest, on behalf of itself or others, in any form, any part of its capital and such additional funds as it may obtain, in any corporation, association, partnership, organization, venture, or entity of any kind or character and otherwise acquire such interests therein as the Board of Directors may from time to time deem convenient or proper and actively engage in, promote, manage and otherwise protect and develop any investment or interest so acquired, whether in connection with or incident or related to the foregoing purposes or otherwise;

E. To provide services and to act as agent, factor or employee for any entity or individual, whether in connection with or incident to the foregoing purposes or otherwise;

F. To do everything necessary, proper, advisable, or convenient for the accomplishment of the purposes hereinabove set forth and to do all other things incidental thereto or connected therewith which are not forbidden by the Colorado Corporation Code, by any other law, or by these Articles of Incorporation; and

G. To carry out the purposes hereinabove set forth in any political subdivision or dependency of the United States of America, or any foreign country, to the extent that such purposes are not forbidden by the laws of such political subdivision or dependency of the United States of America or by such foreign country.

ARTICLE IV

The corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado, including, but not limited to, the power to enter into general partnerships, limited partnerships (whether the corporation be a limited or general partner), joint ventures, syndicates, pools, associations and other arrangements for carrying on one or more of the purposes set forth in Article III of these Articles of Incorporation, jointly or in common with others. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

ARTICLE V

A. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue is one hundred (100) shares of common stock which shall be without par value.

B. Transfer Restrictions. The corporation shall have the right by appropriate action to impose restrictions upon the transfer of any shares of its common stock, or any interest therein, from time to time issued, provided that such restrictions as may from time to time be so imposed or notice of the substance thereof shall be set forth upon the face or back of the certificates representing such shares of common stock.

C. Denial of Pre-emptive Rights. No holder of any of the shares of the common stock of the corporation shall be entitled as of right to purchase or subscribe for any unissued or treasury shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of the corporation of any class, or any bonds, certificates of indebtedness, debentures, or other securities, rights, warrants or options convertible into shares of the corporation or carrying any right to purchase shares of any class.

D. Denial of Cumulative Voting. The cumulative system of voting for directors or for any other purpose shall not be allowed.

ARTICLE VI

The initial Board of Directors of the corporation shall consist of three (3) members who need not be shareholders of the corporation or residents of the State of Colorado.

The names and addresses of the persons who are to serve as directors of the corporation until the first annual meeting of shareholders, and until their successors shall be elected and shall qualify, are as follows:

Gregory H. Hoyl	Denver West Office Park 1536 Cole Boulevard Golden, Colorado 80401

E. Morgan Massey	c/o Denver West Office Park 1536 Cole Boulevard Golden, Colorado 80401

William Blair Massey	c/o Denver West Office Park 1536 Cole Boulevard Golden, Colorado 80401

ARTICLE VII

No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and nay other entity in which one or more of its directors or officers are directors or offices or in which they have an interest, shall be void or voidable solely for this reason, or solely because the directors or offices are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

ARTICLE VIII

In addition to the other powers now or hereafter conferred upon the Board of Directors by these Articles of Incorporation, the Bylaws of the corporation, or by the laws of the State of Colorado, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of the stated capital or the capital surplus of the corporation, a portion of the corporate assets, in cash or in kind; subject, however, to the limitations contained in the Colorado Corporation Code.

ARTICLE IX

In addition to and in no way limiting the powers or authority now or hereafter conferred upon the corporation by these Articles of Incorporation, the bylaws of the corporation, or by the laws of the State of Colorado, the corporation shall possess and may exercise all powers of indemnification of directors, officers, employees, agents and other persons and all powers and authority incidental thereto (including without limitation the power and authority to advance expenses and to purchase and maintain insurance with respect thereto), without regard to whether or not such powers and authority are provided for by the Colorado Corporation Code. The Board of Directors of the corporation is hereby authorized and empowered on behalf of the corporation and without shareholder action to exercise all of the corporation’s authority and powers of indemnification.

ARTICLE X

The address of the initial registered office of the corporation is Denver West Office Park, 1536 Cole Boulevard, Golden, Colorado 80401 and the name of the initial registered agent of the corporation at such address is Gregory H. Hoyl.

ARTICLE XI

The corporation reserves the right to amend, alter, change or repeal any provision contained in, or to add any provision to, its Articles of Incorporation from time to time, in any manner now or hereafter prescribed or permitted by the Colorado Corporation Code, and all rights and powers conferred upon directors and shareholders hereby are granted subject to this reservation.

ARTICLE XII

The names and addresses of the incorporators of the corporation are as follows:

Randy L. Parcel	500 Equitable Building Denver, Colorado 80202

Edythe M. Pahl	500 Equitable Building Denver, Colorado 80202

Linda Weiler	500 Equitable Building Denver, Colorado 80202

IN WITNESS WHEREOF, we, the undersigned, being all of the incorporators designated in Article XII of these Articles of Incorporation, have executed said Articles of Incorporation as of October 21, 1977.

/s/ Randy L. Parcel

Randy L. Parcel

/s/ Edythe M. Pahl

Edythe M. Pahl

/s/ Linda Weiler

Linda Weiler